MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., May 7, 2008 -- MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $170,000 and $530,000 for the three and nine month periods ended March 31, 2008, compared to $859,000 and $1.2 million for the respective three and nine months periods ended March 31, 2007. The decrease in net income for both periods in 2008, was primarily the result of a $605,000 gain, net of tax, that was realized on the sale of land and building of the Bank’s former main office which took place during the quarter ended March 31, 2007.

Net interest income for the three months ended March 31, 2008 was $1.9 million, compared to $2.0 million for the three months ended March 31, 2007. The interest rate margin for the March 2008 quarter was 2.75%, compared to 3.02% for the quarter ended March 31, 2007. The average yield on interest earning assets for the March 2008 quarter was 5.99% compared to 6.13% for the same period ended March 31, 2007. The average cost of interest bearing liabilities for the March 2008 quarter was 3.74% compared to 3.67% for the quarter ended March 31, 2007. Net interest income for the nine months ended March 31, 2008 was $5.6 million, compared to $5.4 million for the nine month period ended March 31, 2007. The interest rate margin was 2.73% for the nine month period ended March 31, 2008, compared to 2.75% for the same period ended March 31, 2007. The average yield on interest earning assets was 6.08% and 6.09% for the nine month periods ended March 31, 2008 and March 31, 2007, respectively. The average cost of interest bearing liabilities for the nine month period ended March 31, 2008 was 3.88% compared to 3.65% for the same period ended March 31, 2007.

The loan loss provision for the three and nine months ended March 31, 2008 was $40,000 and $95,000, respectively, compared to no loan loss provision for the three and nine months ended March 31, 2007, respectively. The Bank’s management reviews the level of the allowance for loan losses on a regular basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision was increased primarily due to the growth in the loan portfolio, and changes in the trends in volume and contractual terms of loans, economic conditions and concentrations of credit. Asset quality continues to remain strong.

Non-interest income was $119,000 and $443,000 for the three and nine month periods ended March 31, 2008, respectively, compared to $1.1 million and $1.4 million for the same three and nine month periods ended March 31, 2007. The decrease for both periods was primarily attributable to the sale of the Bank’s former location that took place in February 2007 and generated $1.0 million in pre taxable income for the Company.

Non-interest expense was $1.7 million for both quarters ended March 31, 2007 and March 31, 2008, whereas non-interest expense increased by $198,000 for the nine months ended March 31, 2008 to $5.2 million, compared to $5.0 million for the same period ended March 31, 2007. The increase for the nine months ended March 31, 2008, compared to the same period in 2007 was primarily attributed to the increase in expenses related to operating a public company.

The Company’s assets increased by $19.4 million, or 6.8%, to $304.0 million for the nine month period ended March 31, 2008, compared to $284.6 million at June 30, 2007. The majority of the asset growth was concentrated in net loans, which increased by $15.8 million or 6.8% for the nine month period ended March 31, 2008. Cash and cash equivalent balances increased by $5.9 million or 137.7% for the same nine month period in anticipation of further increased loan demand. Investment securities decreased by $3.4 million, due to many of the Bank’s investment securities being called due to current economic conditions. Deposit balances increased by $9.5 million or 4.5% from $211.1 to $220.6 million for the nine month period ended March 31, 2008, and FHLB advances increased by $9.4 million or 33.7% from $27.9 million at June 30, 2007 to $37.3 million at March 31, 2008 The increase in deposit and borrowing balances was primarily used to fund increased loan demand during this period.

Shares of MSB Financial Corp. commenced trading on the NASDAQ Global Market on January 5, 2007 under the symbol “MSBF.” The closing sales price for the shares on May 6, 2008 was $10.75.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements

CONTACT:	MSB Financial Corp.
Michael Shriner, Executive Vice President
908-647-4000*
mshriner@millingtonsb.com

MSB FINANCIAL CORP

(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At March 31,	At June 30,
	2008	2007

Total assets	$303,987	$284,578

Cash and cash equivalents	10,147	4,269

Loans receivable, net	249,277	233,498

Securities held to maturity	25,887	29,336

Deposits	220,643	211,118

Federal Home Loan Bank advances	37,276	27,889

Total stockholders' equity	43,849	43,346

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007

Total interest income	$12,478	$12,017	$4,176	$4,102

Total interest expense	6,866	6,586	2,258	2,081

Net interest income	5,612	5,431	1,918	2,021

Provision for loan losses	95	0	40	0

Net interest income after provision
for loan losses	5,517	5,431	1,878	2,021

Noninterest income	443	1,436	119	1,120

Noninterest expense	5,154	4,956	1,736	1,720

Income before taxes	806	1,911	261	1,421

Income tax provision	276	737	91	562

Net income	$530	$1,174	$170	$859

Net income per common share:

basic and diluted	$0.10	$0.31	$0.03	$0.16

Weighted average number of shares of common stock
outstanding	5,431,905	3,813,666	5,435,314	5,290,413

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Nine		For the Three
	Months Ended		Months Ended
	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007

Return on average assets (ratio of net income
to average total assets)	0.24%	0.56%	0.23%	1.21%

Return on average equity (ratio of net income
to average equity)	1.61	5.77	1.55	8.17

Net interest rate spread	2.20	2.44	2.25	2.46

Net interest margin on average interest-earning
assets	2.73	2.75	2.75	3.02

Average interest-earning assets to average
interest-bearing liabilities	115.99	109.42	115.59	117.94

Operating expense ratio (noninterest expenses
to average total assets)	2.37	2.36	2.35	2.42

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	85.47	72.46	85.52	54.78

	(Unaudited)
	At or For the
	Nine Months Ended
	March 31,	March 31,
	2008	2007
Asset Quality Ratios:

Non-performing loans to total loans	1.51%	0.64%

Non-performing assets to total assets	1.27	0.54

Net charge-offs to average loans outstanding	0.00	0.00

Allowance for loan losses to non-performing loans	26.70	59.74

Allowance for loan losses to total loans	0.40	0.38

Capital Ratios:

Equity to total assets at end of period	14.42	15.28

Average equity to average assets	15.08	9.69

Number of Offices	4	4